Exhibit 4.39
AMENDMENT NO. 2 TO CONVERTIBLE NOTE
This AMENDMENT NO. 2 TO CONVERTIBLE NOTE is being entered into as of February 13, 2023 (this “Amendment”), by and between Li-Cycle Holdings Corp., a company existing under the laws of the Province of Ontario (the “Company”), and Wood River Capital, LLC, a Delaware limited liability company (the “Holder”). The Company and the Holder desire to amend the Note (as defined below) as set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Note.
WHEREAS, on September 29, 2021, the Company issued a Convertible Note to Spring Creek Capital, LLC, a Delaware limited liability company (the “Original Holder”) in the Original Principal Amount of $100,000,00 (such note, as amended by the May 2022 Consent, and any payment-in-kind notes issued thereunder referred to collectively herein as the “Note”);
WHEREAS, on May 1, 2022, the Original Holder transferred its rights and obligations under the Note to the Holder pursuant to that certain Joinder Agreement, dated as of May 1, 2022, by and among the Company, the Original Holder and the Holder; and
WHEREAS, on May 5, 2022, the Company and the Holder entered into that certain Consent to New Debt and Amendment to Convertible Note (the “May 2022 Consent”), whereby certain provisions of the Note were amended.
WHEREAS, the Company and the Holder desire to further amend the Note as set forth herein.
NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Sections 4(a) and 4(b) of the Note are each hereby deleted in its entirety and replaced with the following:
“(a)     Holder Conversion Right. The Holder shall be entitled at its option at any time to convert all or a portion of the Conversion Amount into that number of validly issued, fully paid and non-assessable Common Shares determined by dividing the Conversion Amount being so converted by the Conversion Price on the Conversion Date. To convert any Conversion Amount into Common Shares on any Trading Day (the date of such conversion, a “Conversion Date”), the Holder shall deliver, for receipt by no earlier than 4:00 p.m. New York time, and no later than 11:59 p.m., New York time, on the Conversion Date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Holder Conversion Notice”) to the Company, which Holder Conversion Notice shall set forth (i) the Conversion Amount being so converted, (ii) the detailed calculation of the accrued and unpaid Interest included in the Conversion Amount being so converted as of the Conversion Date, and (iii) the detailed calculation of the number of Common Shares required to be delivered in respect of such Holder Conversion Notice.

(b) Company Conversion Right. At any time and from time to time, provided that the closing bid price for the Company’s Common Shares is equal to or exceeds $17.46 each Trading Day for the prior consecutive twenty (20) Trading Day period (the “Mandatory Conversion Measurement Period”), the Company shall have the option to convert all or a portion of the Conversion Amount into that number of validly issued, fully paid and non-assessable Common Shares determined by dividing the Conversion Amount being so converted by the Conversion Price on the Conversion Date by delivering written notice to the Holder (the “Mandatory Conversion Notice”), which notice must be delivered on or prior to the third Trading Day following the last Trading Day of the Mandatory Conversion Measurement Period. The

Mandatory Conversion Notice shall set forth (i) the Conversion Amount being so converted, (ii) detailed calculations of the accrued and unpaid Interest and Make-Whole Amount included in the Conversion Amount being so converted as of the Conversion Date, and (iii) the detailed calculation of the number of Common Shares required to be delivered in respect of such Mandatory Conversion Notice.”

Section 2.     Section 19(a)(i) of the Note is hereby deleted in its entirety and replaced with the following:
“(a) Submission to Dispute Resolution.
    (i) In the case of a dispute relating to a Conversion Price, the Optional Redemption Price or the Forced Redemption Price (as the case may be) (including a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via electronic mail or otherwise (A) if by the Company, within five (5) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder within five (5) Business Days after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Conversion Price or such Redemption Price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Company shall select an independent, reputable investment bank acceptable to the Holder, acting reasonably, to resolve such dispute and the Company shall promptly send written confirmation of such joint selection to the Holder.”

Section 3.     Section 27(j) of the Note is hereby deleted in its entirety and replaced with the following:
“[Intentionally omitted.]”.

Section 4.    This Amendment amends the Note and shall be effective upon its execution and delivery by the parties hereto.
Section 5.    Except as expressly amended by this Amendment, the Note shall continue in full force and effect and is hereby ratified and confirmed and this Amendment will not constitute any other modification, amendment or waiver to the Note.
Section 6.    On and after the date hereof, each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein” or words of like import referring to the Note, and each reference in any other document relating to the “Note,” “thereunder,” “thereof,” or words of like import referring to the Note, means and references the Note as amended hereby.
Section 7.    Each party hereby represents to the other parties hereto that this Amendment has been duly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.
Section 8.    The terms of Section 23 of the Original Note are hereby incorporated into this Amendment as if fully set forth herein.
Section 9.    This Amendment may be executed and delivered in one or more counterparts including by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words

“execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

LI-CYCLE HOLDINGS CORP.

By: /s/ Debbie Simpson________
Name:    Debbie Simpson
Title:    Chief Financial Officer

WOOD RIVER CAPITAL, LLC

By: /s/ Matthew J. Orr_________
Name:    Matthew J. Orr
Title:    President